Exhibit 10.3

This SUBORDINATION AGREEMENT, dated as of November 8, 2010, is between GVEC RESOURCE IV INC. and PRIVATE EQUITY MANAGEMENT GROUP LLC (collectively, “Creditor”), on the one hand, and BRIDGE BANK, NATIONAL ASSOCIATION, (“Lender”), on the other hand.

R E C I T A L S

A.    CXR LARUS CORPORATION (“Borrower”) has requested and/or obtained certain credit accommodations from Lender which are or may be from time to time secured by assets and property of Borrower.  EMRISE CORPORATION (“Guarantor”) is guarantying such credit accommodations.

B.    Creditor has extended loans or other credit accommodations to Borrower and Guarantor, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.    In order to induce Lender to extend credit to Borrower and, at any time or from time to time, at Lender’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, or other accommodation as Lender may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s and Guarantor’s indebtedness and obligations to Creditor arising under or relating to that certain Credit Agreement, dated as of November 30, 2007, as amended, or that certain Term Loan A Note dated August 31, 2010 in the original principal amount of $1,000,000 (collectively, the “Subordinated Debt”) to all of Borrower’s and Guarantor’s indebtedness and obligations to Lender under the Business Finance Agreement (as defined herein) as provided in Section 2.2; and (ii) all of Creditor’s security interests, if any, in the property of Borrower and Guarantor securing the Subordinated Debt to all of Lender’s security interests in the property of Borrower or Guarantor securing the Senior Debt (as defined herein).

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.     Creditor subordinates to Lender any security interest or lien that Creditor may have in any property of Borrower or Guarantor.  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Lender, the security interest of Lender in the accounts, including health care receivables, chattel paper, general intangibles, inventory, equipment, instruments, including promissory notes, deposit accounts, investment property, documents, letter of credit rights, any commercial tort claim of Borrower or Guarantor which is now or hereafter identified by Borrower or Lender, and other property of the Borrower or Guarantor (the “Collateral”) shall at all times be prior to the security interest of Creditor.

2.     All Subordinated Debt is subordinated pursuant to the terms of this Agreement in right of payment to all obligations of Borrower or Guarantor to Lender under that certain Business Financing Agreement dated as of October 23, 2010 by and among Lender and Borrower (the “Business Finance Agreement”), now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower or

Guarantor of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”); provided, however, that in no event shall the principal amount of such Senior Debt exceed $1,000,000.

3.     Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor accelerate the Subordinated Debt as against Borrower, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as all the Senior Debt is fully paid in cash.  Nothing in the foregoing paragraph shall prohibit Creditor from (i) demanding or receiving from Guarantor all or any part of the Subordinated Debt, (ii) accelerating or otherwise enforcing the Subordinated Debt against Guarantor, otherwise enforcing any rights and remedies against Guarantor, (iii) converting all or any part of the Subordinated Debt into equity securities of Borrower or Guarantor, or (iv) receiving from Borrower payment of reasonable management fees to the extent permitted under the Business Finance Agreement if no Event of Default exists thereunder or would arise from any such payment.

4.     Creditor shall promptly deliver to Lender in the form received (except for endorsement or assignment by Creditor where required by Lender) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.     In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors (a “Proceeding”), these provisions shall remain in full force and effect, and Lender’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor (other than distribution of debt or equity securities issued in a Proceeding in substitution of all or any portion of the Subordinated Debt, in each case that are subordinated to the Senior Debt on comparable terms).

6.     Until the Senior Debt is fully paid in cash, Creditor irrevocably appoints Lender as Creditor’s attorney-in-fact, and grants to Lender a power of attorney with full power of substitution, in the name of Creditor or in the name of Lender, for the use and benefit of Lender, without notice to Creditor, to perform at Lender’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:  (i) to file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 20 days before the expiration of the time to file claims in such proceeding and if Lender elects, in its sole discretion, to file such claim or claims; and (ii) to accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Lender deems appropriate for the enforcement of its rights hereunder.

7.     Creditor shall immediately affix a legend to the Term Loan A Note and any other instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of

Borrower or Guarantor. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) increase the principal amount or shorten the maturity date with respect to the Subordinated Debt, in each case as applied to Borrower and Guarantor.

8.     This Agreement shall remain effective for so long as Borrower or Guarantor owes any amounts of Senior Debt to Lender.  Lender and Borrower hereby agree that the maturity date of the Senior Debt and the Business Finance Agreement shall not be extended to a date later than three months prior to the maturity date (as of the date hereof) of the Subordinated Debt.  If at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Lender for any reason (including, without limitation, the bankruptcy of Borrower or Guarantor), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Lender may take such actions with respect to the Senior Debt as Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or Guarantor or any other person. No such action or inaction shall impair or otherwise affect Lender’s rights hereunder. Creditor waives the benefits, if any, of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9.     This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Lender. This Agreement is solely for the benefit of Creditor and Lender and not for the benefit of Borrower or Guarantor or any other party.  Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Lender makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

10.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.   This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of law principles. Creditor and Lender submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California. CREDITOR AND LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.  If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Subordination Agreement, or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.

This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.   This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Lender or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Lender.

13.   In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

~~Signatures Follow~~

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CREDITOR:		LENDER:

PRIVATE EQUITY MANAGEMENT GROUP LLC		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Jim LeSieur	By:	/s/ Larry La Croix
Name:	Jim LeSieur	Name:	Larry La Croix
Title:	Chief Operating Officer	Title:	Senior Vice President

GVEC RESOURCE IV INC.

By:	/s/ Robert A. Mosier
Name:	Robert A. Mosier
Title:	Authorized Signatory

Address for Notices to Creditor:		Address for Notices to Lender:

Attn: Jim LeSieur		Attn: Karla Schrader
One Park Plaza, Suite 390		55 Almaden Blvd
Irvine, CA 92614		San Jose, CA 95113
Tel:		Tel: (408) 556-8633
Fax:		Fax: (408) 423-8514

The undersigned approve of the terms of this Agreement.

BORROWER:  CXR LARUS CORPORATION

By:	/s/ Larry Taillie
Name:	Larry Taillie
Title:	President

GUARANTOR: EMRISE CORPORATION

By:	/s/ Carmine Oliva
Name:	Carmine Oliva
Title:	Chief Executive Officer